April 15, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:     File No. 70-9461
                Eastern Utilities Associates/Solicitation of Proxies

Ladies and Gentlemen:

        As counsel for Eastern Utilities Associates ("EUA"), we are furnishing this opinion to be used in connection with the filing of the declaration on Form U-1 under the Public Utility Holding Company Act of 1935, as amended (the "Declaration"), filed by EUA with the Securities and Exchange Commission (the "SEC"), on March 2, 1999 (File No. 70-9461). In the Declaration, EUA requests authorization to solicit proxies (the "Proposed Transaction") pertaining to the proposed merger between EUA and Research Drive LLC, a Massachusetts limited liability company and a wholly owned direct and indirect merger subsidiary of New England Electric System, as further described in the Declaration.

        It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Proposed Transaction is consummated in accordance with the Declaration:

(a) All state laws applicable to the Proposed Transaction will have been complied with by EUA,

(b) EUA is a validly organized and duly existing voluntary association organized under the laws of the Commonwealth of Massachusetts,

(c) EUA will legally solicit proxies under the terms of the EUA's Declaration of Trust, as amended; and

(d) The consummation of the Proposed Transaction will not violate the legal rights of the holders of any of the securities of EUA, Eastern Edison Company ("Eastern"), Montaup Electric Company ("Montaup"), Blackstone Valley Electric Company ("Blackstone") or Newport Electric Corporation ("Newport"), or of any of EUA Cogenex Corporation ("Cogenex"), EUA Ocean State Corporation ("Ocean State"), EUA Services Corporation ("ESC"), EUA Energy Investment Corporation ("EUA Energy"), EUA Telecommunication s Corporation ("EUA Telecommunications"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Cogenex-West Corporation ("Cogenex-West"), EUA Cogenex-Canada Inc. ("Cogenex-Canada") (each of NEM, CCS, Cogenex-West and Cogenex-Canada being an associate or subsidiary company of Cogenex), EUA Energy Services, Inc. ("Energy Services"), EUA TransCapacity, Inc. ("TransCapacity"), EUA BIOTEN, Inc. ("BIOTEN"), EUA Compression Services, Inc. ("EUACS") (TransCapacity, BIOTEN and EUACS being associate companies of EUA Energy), Ocean State Power ("OSP I"), Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships) or OSP Finance Company ("OSP Finance").

        This opinion, in addition to being subject to the consummation of the Proposed Transaction in accordance with the Declaration, is also subject to the following additional assumptions, exceptions and qualifications:

(1) compliance with such order or orders as the SEC may issue from time to time upon the Declaration; and

(2) the accuracy of information furnished to us (a) as to the outstanding securities of EUA, Eastern, Montaup, Blackstone and Newport, or of Cogenex, Ocean State, ESC, EUA Energy, EUA Telecommunications, NEM, CCS, Cogenex-West, Cogenex-Canada, Energy Services, TransCapacity, BIOTEN, EUACS, OSP I, OSP II, and OSP Finance, and (b) that there is no provision or condition in any note or other document in connection with outstanding short-term borrowings of any of the above listed corporations limiting any of the Proposed Transaction.

        This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts. We express no opinion with respect to the effect of the consummation of the Proposed Transaction on the legal rights of the holders of any of the securities of any associate companies of EUA, other than those associate companies expressly set forth herein.

        We consent to the use of this opinion in connection with the Declaration.

                                                        Very truly yours,



                                                        McDermott, Will & Emery